Exhibit 1.01

CONFLICT MINERALS REPORT OF LG DISPLAY CO., LTD.
FOR THE YEAR ENDED DECEMBER 31, 2024

This is the Conflict Minerals Report of LG Display Co., Ltd. for the year ended December 31, 2024 (this “Report”). In this Report, the terms “we,” “us” and “our” refer to LG Display Co., Ltd. and its consolidated subsidiaries. Capitalized terms in this Report that have not been expressly defined herein have the meanings assigned to them in Rule 13p-1 (“Rule 13p-1”) under the Exchange Act of 1934, as amended (the “Exchange Act”), and Form SD.

A company is required to file Form SD with the U.S. Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 if it manufactures, or contracts to manufacture, products for which certain specified minerals are necessary to the functionality or production of the products. These minerals consist of columbite-tantalite (also referred to as “coltan”), cassiterite and wolframite (and their derivatives tantalum, tin, and tungsten), and gold and are referred to as “conflict minerals” (also referred to as “3TG minerals” in this Report) regardless of the geographic origin of the minerals and whether or not they fund armed conflict.

This Report is also publicly available on our website at: https://www.lgdisplay.com/eng/esg/social/scm/conflict-minerals

This document includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including (but not limited to) statements about expected future supplier diligence and engagement efforts, development of our systems supporting those efforts and participation in industry supply chain efforts. Many of the forward-looking statements contained in this document may be identified by the use of words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimate” and “potential,” among others. These forward-looking statements are based on our expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These risks and uncertainties are difficult to predict accurately and may be beyond our control, and may include (but are not limited to) the following: regulatory changes and judicial developments relating to conflict minerals disclosure; changes in or developments related to our products or our supply chain; industry developments relating to supply chain diligence, disclosure and other practices; and cost considerations. Other risks and uncertainties relevant to our forward-looking statements are discussed in greater detail in our reports filed with the SEC. Forward-looking statements in this document speak only as of the date made, and we disclaim any obligation to update or revise these statements as a result of new developments or otherwise.

Company and Product Overview

We manufacture and sell organic light-emitting diode and thin-film transistor liquid crystal display technology-based display panels in a broad range of sizes and specifications primarily for use in IT products (comprising notebook computers, desktop monitors and tablet computers), televisions, mobile devices, including smartphones, as well as auto products. 3TG minerals are commonly used in electronic products in general, and we have determined that they are necessary to the functionality of our display panels and light panels, which consist of thousands of component parts and raw materials, including circuit components such as chips, wires and electrodes that are coated using 3TG minerals, and transparent electrodes for which 3TG minerals are a key material.

For additional information about our business in general, please refer to our most recent annual report on Form 20-F for the year ended 2024 filed with the SEC on April 28, 2025.

Conflict Minerals Policy

As a responsible corporate citizen, we believe in ethical sourcing and have formulated and announced a conflict minerals policy (our “Policy”), which is to eliminate from our products the use of 3TG minerals that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo (“DRC”) or an adjoining country (together, the “Covered Countries”). Our current Policy is publicly available on our website at https://www.lgdisplay.com/eng/esg/social/scm/conflict-minerals and serves as a common reference point for all our suppliers and us internally.

Results of Reasonable Country of Origin Inquiry

As required under Rule 13p-1, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) with respect to 3TG minerals contained in our products manufactured in 2024. We believe our RCOI was reasonably designed to determine whether any 3TG minerals contained in our products originated in the Covered Countries or were from recycled or scrap sources.

Based on our RCOI, and as described further below, although we did not find any indication that the 3TG minerals necessary to the functionality of our products originated from a Covered Country, we concluded that we had insufficient information to determine that there was no reason to believe that the 3TG minerals necessary to the functionality of our products may have originated from a Covered Country or were not from recycled or scrap sources.

Source and Chain of Custody Due Diligence

Given the results of our RCOI, we engaged in additional due diligence on the source and chain of custody of the 3TG minerals necessary to the functionality of our products. As further described below, our due diligence conformed in all material respects to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related Supplements (“OECD Guidance”) for downstream companies.

As an integral part of our source and chain of custody due diligence, we have conducted supply chain surveys by requesting that our suppliers of component parts and raw materials used in our products (the “Covered Suppliers”) fill out the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”), which is an initiative founded by members of the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative and was formerly named the Conflict-Free Sourcing Initiative.

Responsible Minerals Assurance Process (“RMAP”), which was formerly called the Conflict-Free Smelter Program, of the RMI uses an independent third-party audit to identify smelters and refiners that have systems in place to assure sourcing of only minerals not benefitting armed groups in the Covered Countries. Further, we have requested certifications from each Covered Supplier regarding the truthfulness of its CMRT responses.

Company Management System

Our senior management established a 3TG minerals task force consisting of managerial level employees from our Purchasing Planning Team, Legal Department and Investor Relations Team along with outside consultants (the “Task Force”) to take the lead in formulating our Policy, implementing our Policy with our suppliers and us internally and conducting due diligence on our supply chain based on the OECD Guidance. The Task Force assigned roles and responsibilities to relevant internal teams and departments to implement our Policy and established a process for monitoring 3TG minerals in our supply chain.

Further to our efforts to more accurately identify the use of 3TG minerals in our supply chain, we implemented a conflict minerals management system (our “System”) for the overall management and coordination of our processes related to 3TG minerals, including verification of supplier data, immediate risk assessments and analyses of 3TG minerals usage statistics. The implementation of our System has enabled us to categorize and monitor our 3TG minerals usage by buyer and model, on a real-time basis, and to track 3TG minerals throughout our supply chain.

In 2014, the continuing roles and responsibilities of the Task Force were transferred to the Purchasing Group. Within the Purchasing Group, the Purchasing Planning Team sets overall strategy and response processes, and the frontline purchasing teams obtain and verify data from our suppliers. Our chief production officer and the head of the Purchasing Group review monthly status reports and remain highly involved in the management of our System, as does our chief executive officer who is briefed with status updates periodically.

In 2013 and 2014, we engaged with senior management and working level personnel of our direct Covered Suppliers as well as second- and third-tier suppliers to raise awareness of regulations applicable to the sourcing of 3TG minerals and to educate them on our Policy, as well as to share policy guidelines and updates on conflict minerals management in an effort to facilitate compliance on their part. Since 2015, we have conducted additional supplier education outreach to suppliers for whom we deemed such additional outreach was necessary.

The implementation of our System and our supplier education efforts have also contributed to the reliability and accuracy of the information we are able to garner from and about our supply chain. In 2024, as a result of verification efforts by us and our suppliers, including direct communications with listed entities and requests for product-by-product level CMRT responses from our suppliers, we were able to identify 238 smelters and refiners that we believed were operational and still in our supply chain as of December 31, 2024.

We have continued in our efforts to identify and monitor smelters and refiners and encourage them to receive verification as independently audited under the RMAP of the RMI. We have also established an action plan to address unaudited smelters and refiners; to improve the integrity and accuracy of the information in our 3TG minerals database; and to hedge our exposure to operational risks associated with 3TG minerals.

In furtherance of our Policy, we require all of our suppliers to agree to terms that reflect our Policy. In the case of Covered Suppliers who responded that they do not use 3TG minerals or that they source from smelters or refiners that have been verified as conformant with the RMAP’s assessment protocols (“RMAP-conformant”), we require that they covenant not to use 3TG minerals that directly or indirectly finance or benefit armed groups in the Covered Countries. We have also developed a supplier code of conduct and we encourage our suppliers to formulate their own 3TG policies and identify all smelters and refiners that supply 3TG minerals in their supply chains. To encourage compliance with our Policy, we have also made the reporting center, including the cyber reporting center, of our Administrative Office of Ethics available to our employees, suppliers and other stakeholders to report any alleged violations of our Policy on a confidential basis. In addition, with a view to efficiently and practically address applicable regulations, we continue to attend governmental and non-governmental forums and conferences, and actively participate in a consultation committee with our affiliates, LG Electronics, LG Chem and LG Innotek. Moreover, as members of the Responsible Business Alliance and RMI, we actively participate in joint international efforts to improve the social, environmental and ethical conditions of global minerals supply chains.

Supply Chain Risk Identification and Assessment

In their CMRT responses, our Covered Suppliers identified smelters and refiners that they listed as sources for the 3TG minerals contained in the component parts and raw materials they supply. We further checked whether any of these smelters or refiners were located in or near Covered Countries or areas suspected of transporting or sourcing 3TG minerals from Covered Countries. We utilized our System to perform immediate risk assessments on our Covered Suppliers’ 3TG mineral information and informed our Covered Suppliers of applicable risks. We continue to monitor the risk hedging activities of our Covered Suppliers.

Based on their CMRT responses, we assessed the risk associated with the Covered Suppliers, smelters and refiners and categorized each Covered Supplier into one of the following three categories:

•
No Risk: Supplier either (i) reported no 3TG minerals are contained in component parts or raw materials it supplies or (ii) reported it sources 3TG minerals only from RMAP-conformant smelters and refiners, and confirmed such 3TG minerals do not directly or indirectly finance or benefit armed groups in the Covered Countries.
•
Low Risk: Supplier reported it sources 3TG minerals only from RMAP-conformant smelters but did not provide separate confirmation that such 3TG minerals do not directly or indirectly finance or benefit armed groups in the Covered Countries.
•
High Risk: Supplier reported it sources 3TG minerals from smelters and refiners that were not independently audited under the RMAP.

Response Strategy to Identified Risk

To address the identified risks, we established a risk hedging plan with respect to suppliers in the High Risk category. Pursuant to the risk hedging plan, we instructed suppliers within the High Risk category to adhere to the following alternatives:

•
Require the non-conformant smelter or refiner to be independently audited under the RMAP;
•
Reroute sourcing of 3TG minerals to RMAP-conformant smelters and refiners;
•
Eliminate from their supply chain smelters or refiners that were not RMAP-conformant; or
•
Reroute sourcing to up-stream suppliers that source only from RMAP-conformant smelters and refiners.

We have historically selected suppliers which were in the High Risk category for additional due diligence. The selection criteria for these suppliers also included whether the supplier had a 3TG minerals policy of its own, the importance of the supplier to our production process (in terms of proportion of purchases), the extent to which the supplier sourced 3TG minerals from smelters and refiners that were not independently audited under the RMAP, the geographic location of the supplier and the geographic location of the smelters and refiners identified by the supplier. We have conducted on-site due diligence of these selected suppliers and examined their 3TG minerals management levels by reviewing the CMRT responses, 3TG minerals policies and internal processes of their up-stream suppliers. We have engaged in additional training and education with these selected suppliers on applicable regulations and how to improve their 3TG minerals management and we have assessed their improvements and grievances.

Third-party Independent Audit of Supply Chain

As a downstream company, there are many steps in the supply chain separating us from the mines, smelters and refiners that source the 3TG minerals contained in our products. With respect to smelters and refiners known to be in our supply chain, we make reference to independent third-party audits used by the RMAP to identify smelters and refiners that have systems in place to assure sourcing of only minerals not benefitting armed groups in the Covered Countries. We have not obtained an independent third-party audit of our own supply chain.

We will continue to support private and public efforts to encourage sourcing of 3TG minerals not benefitting armed groups in the Covered Countries.

Results of Source and Chain of Custody Due Diligence

We obtained CMRT responses from 100% of our Covered Suppliers, excluding suppliers no longer in our supply chain, as of December 31, 2024. We assessed the conformity and reliability of these CMRT responses, conducted risk analyses and compliance improvement activities, and provided regular progress updates to our chief executive officer and other relevant members of management. In addition, we implemented strict limitations on authorizing transactions with new suppliers where risks materialized. We believe that these efforts have driven the following results.

Based on the CMRT responses provided by our Covered Suppliers and our further due diligence to confirm the usage of 3TG minerals within our supply chain, we identified a total of 238 entities as smelters or refiners from which 3TG minerals were sourced. Out of the 238 entities, 236 smelters and refiners we identified in 2024 were independently audited under the RMAP and designated as “conformant,” and two smelters or refiners were progressing towards completion of an independent audit under the RMAP and designated as “active.” There were no smelters or refiners that were not independently audited under the RMAP (“non-participating”).

As a result of our source and chain of custody due diligence for the year ended December 31, 2024, we were able to confirm that 100% of the tantalum, tin, tungsten and gold smelters known to be in our supply chain as of December 31, 2024 were either RMAP-conformant or RMAP-active. We therefore found no reasonable basis for concluding that our sourcing of 3TG minerals necessary to the functionality of our products directly or indirectly financed or benefitted armed groups in the Covered Countries.

The following table sets forth the number of smelters and refiners in our supply chain by RMAP status and type of mineral.

Status of identified smelters and refiners	Tantalum	Tin	Tungsten	Gold	Total
Conformant	36	73	33	94	236
Active	—	1	—	1	2
Non-participating	—	—	—	—	—
Total	36	74	33	95	238
Independent Audit Participation (%)	100%	100%	100%	100%	100%

Based on the information provided by our suppliers and our own due diligence efforts with known smelters and refiners through December 31, 2024, we believe that the facilities that may have been used to process the 3TG minerals in our products include the smelters and refiners listed in Annex I below.

Future Measures

We will continue to seek to source all 3TG minerals in our supply chain from smelters and refiners that are RMAP-conformant or that have otherwise been verified under an independent third-party audit as sourcing only minerals not benefitting armed groups in the Covered Countries, and we intend to do so through the following measures:

•
Continue conducting due diligence of our supply chain and educating and training our Covered Suppliers in order to drive proactive measures by such suppliers;
•
Pursue voluntary participation in the RMAP by more smelters and refiners in order to ban the use of minerals related to armed groups in the Covered Countries;
•
Continue information sharing and collaborative efforts with governmental and non-governmental entities and academia; and
•
Aim to eliminate from our supply chain and products the use of not only 3TG minerals that directly or indirectly finance or benefit armed groups in the Covered Countries, but also minerals from unethical sources that would cause human rights violations or environmental destruction.

Annex I

Conformant Smelters and Refiners

Mineral	Smelter or Refiner Name	Country
Tantalum	AMG Brasil	Brazil
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	Materion Newton Inc.	United States
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	NPM Silmet AS	Estonia
Tantalum	PowerX Ltd.	Rwanda
Tantalum	QSIL Metals Hermsdorf GmbH	Germany
Tantalum	QuantumClean	United States
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Telex Metals	United States
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tin	Alpha Assembly Solutions Inc	United States
Tin	Aurubis Beerse	Belgium
Tin	Aurubis Berango	Spain
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	China Molybdenum Tungsten Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil
Tin	CRM Synergies	Spain
Tin	Cronimet Brasil Ltda	Brazil
Tin	CV Ayi Jaya	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Dowa	Japan
Tin	DS Myanmar	Myanmar
Tin	EM Vinto	Bolivia
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Luna Smelter, Ltd.	Rwanda

Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia
Tin	Metallic Resources, Inc.	United States
Tin	Mineracao Taboca S.A.	Brazil
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic of the
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Operaciones Metalurgicas S.A.	Bolivia
Tin	Precious Minerals and Smelting Limited	India
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Bangka Serumpun	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	PT Menara Cipta Mulia	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Mitra Sukses Globalindo	Indonesia
Tin	PT Premium Tin Indonesia	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia
Tin	PT Rajawali Rimba Perkasa	Indonesia
Tin	PT Rajehan Ariq	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sukses Inti Makmur (SIM)	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Rui Da Hung	Taiwan
Tin	Soft Metais Ltda.	Brazil
Tin	Super Ligas	Brazil
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan
Tin	Thaisarco	Thailand
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin	Tin Technology & Refining	United States
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Woodcross Smelting Company Limited	Uganda
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders LLC	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Hubei Green Tungsten Co., Ltd.	China

Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	Vietnam
Tungsten	Kennametal Fallon	United States
Tungsten	Kennametal Huntsville	United States
Tungsten	Lianyou Metals Co., Ltd.	Taiwan
Tungsten	Lianyou Resources Co., Ltd.	Taiwan
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Masan High-Tech Materials	Vietnam
Tungsten	Niagara Refining LLC	United States
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Tungsten Vietnam Joint Stock Company	Vietnam
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Gold	Abington Reldan Metals, LLC	United States
Gold	Advanced Chemical Company	United States
Gold	Agosi AG	Germany
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	ASAHI METALFINE, Inc.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	Bangalore Refinery	India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden Ronnskar	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Coimpa Industrial LTDA	Brazil
Gold	Dowa	Japan
Gold	DSC (Do Sung Corporation)	Korea, Republic of
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Elite Industech Co., Ltd.	Taiwan
Gold	GG Refinery Ltd.	Tanzania, United Republic of
Gold	Gold by Gold Colombia	Colombia
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	South Africa
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Italpreziosi	Italy
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	JX Advanced Metals Corporation	Japan
Gold	Kazzinc	Kazakhstan

Gold	Kennecott Utah Copper LLC	United States
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Korea Zinc Co., Ltd.	Korea, Republic of
Gold	L'Orfebre S.A.	Andorra
Gold	LS MnM Inc.	Korea, Republic of
Gold	LT Metal Ltd.	Korea, Republic of
Gold	Materion	United States
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	MKS PAMP SA	Switzerland
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	NH Recytech Company	Korea, Republic of
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	REMONDIS PMR B.V.	Netherlands
Gold	Royal Canadian Mint	Canada
Gold	SAFINA A.S.	Czechia
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Gold Smelting Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic of
Gold	T.C.A S.p.A	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Torecom	Korea, Republic of
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States
Gold	Valcambi S.A.	Switzerland
Gold	WEEEREFINING	France
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Gold Smelting Co. Ltd.	China